Exhibit 99.4

To: Antares Employees
From: Helen Torley
Date: April 13, 2022
Subject: Welcome to the Halozyme Team

Dear Antares Team,

What an exciting day for both of our companies. On behalf of everyone at Halozyme, we couldn’t be more excited for all that is ahead.

For those of you who may not be familiar with us, we are a biopharmaceutical company dedicated to bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. We are a diverse team, headquartered in San Diego and focused on bringing subcutaneous delivery options to patients through our ongoing collaborations and partnerships with 12 leading pharma and biotech companies. We are proud of our commercially validated ENHANZE drug delivery technology, which is used to facilitate the delivery of injected drugs and fluids and has the potential to significantly reduce treatment burden for patients.

We have long admired Antares and have a deep respect for its amazing team and your expertise and innovative pipeline. I have had the pleasure of spending significant time with your leadership team recently and it is clear to me that we share common goals when it comes to patient treatment opportunities. I believe that together we will be able to leverage deep industry expertise and existing commercial infrastructure to expand our capabilities and pursue growth opportunities in connection with a much broader range of products. Using our shared values as a base and building off of our incredible combined talent pool, I have no doubt that we will achieve great things together.

I look forward to meeting you in person soon and talking further about what I believe is our exciting future together.

Sincerely,
Helen Torley
Chief Executive Officer and President, Halozyme

About the Offer

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Halozyme and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Halozyme and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Antares will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANTARES’ STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ANTARES’ SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Antares’ stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Halozyme or Antares. Copies of the documents filed with the SEC by Antares will be available free of charge on Antares’ internet website at https://www.antarespharma.com/investors/sec-filings or by contacting Antares’ Investor Relations Department at +1 609-359-3016. Copies of the documents filed with the SEC by Halozyme will be available free of charge on Halozyme’s internet website at https://ir.halozyme.com or by contacting Halozyme’s Investor Relations Department at ir@halozyme.com.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Halozyme files annual, quarterly and special reports and other information with the SEC and Antares files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Halozyme and Antares at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Halozyme’s and Antares’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.